EXHIBIT 99.1

NEWS

CONTACT:	Terri MacInnis, Dir. of Investor Relations
Bibicoff & Associates, Inc. 818.379.8500
terrimac@bibicoff.com

ACORN FACTOR, INC.
COMPLETES $6.9 MILLION PRIVATE PLACEMENT

MAHWAH, NJ, - APRIL 12, 2007-- ACORN FACTOR, INC. (OTCBB: ACFN) today announced that it has completed the second and final closing of its previously announced private placement of 10% Convertible Redeemable Subordinated Debentures due March 2011. At the final closing the Company issued $2,605,000 principal amount of the Debentures, at par, and received gross proceeds in the same amount. This brings the aggregate principal amount of Debentures issued in the offering, and gross proceeds raised, to approximately $6.9 million.

From the date of issuance of the Debentures through the first anniversary of the initial closing, 50% of the outstanding principal amount of the Debentures is convertible into shares of the Company’s Common Stock at a price of $3.80 per share. Following the first anniversary of the initial closing, if the Debentures have not been redeemed, the Debentures will be convertible up to the entire principal amount then outstanding.

In addition to the Debentures, at the final closing subscribers received a warrant exercisable for the purchase of a number of shares equal to the 25% of the principal amount of the Debentures purchased divided by the conversion price of $3.80, resulting in the issuance at the final closing of Warrants to purchase 171,391 shares. The Warrants are exercisable for shares of the Company’s Common Stock for five years at an exercise price of $4.50 per share and are callable by the Company in certain circumstances. Warrants to issue an aggregate of 453,047 shares of Common Stock were issued to subscribers in the offering.

Provided that a registration statement covering the resale by the subscribers of the shares underlying the Debentures and Warrants is effective, the Company may redeem the outstanding principal amount of the Debentures, at par, in whole or in part, with accrued interest through the date of redemption.

The Debentures bear interest at the rate of 10% per annum, payable quarterly. If the Company fails to redeem at least 50% of the total outstanding principal amount of the Debentures, plus accrued interest, by the first anniversary of the initial closing, the annual rate of interest payable on the Debentures will be increased to 12%.

John A. Moore, CEO, said that, “We are now focusing the company’s attention on attractive acquisition candidates in the energy conservation and power intelligence space. This financing provides the working capital and funds necessary to aggressively pursue our business strategy.”

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ACFN COMPLETES $6.9 MILLION PLACEMENT	PAGE TWO

First Montauk Securities Corp. served as placement agent for the offering. Out of the gross proceeds received at the final closing, the Company paid the placement agent commissions and expenses of approximately $325,100. In addition, in connection with the final closing, the Company issued to the placement agent warrants to purchase an additional 68,553 shares of Common Stock on substantially the same terms as those issued to the subscribers. The total of placement agent commissions and expenses paid in connection with the offering was $863,795 and the total number of warrants issued to the placement agent was 181,211.

The securities issued and issuable in the offering have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such state.

About Acorn Factor:

Acorn Factor, Inc., formerly Data Systems & Software Inc., is a holding company which currently maintains an equity position in Comverge, Inc. - a leading provider of clean energy solutions that enhance grid reliability and enable electric utilities to increase available electric capacity. ACFN also owns an interest in Paketeria GmbH and a controlling position in dsIT. Additional information about Acorn Factor and its subsidiary and equity affiliates is available at www.acornfactor.com , www.dsit.co.il , www.comverge.com and www.paketeria.de .

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4/12/07